EXHIBIT 99

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CA 94403
(650) 378-5200
                                                                NEWS RELEASE


                                                                    Contacts:

                                                Media - Gary Frantz
                                                               (650) 378-5335

                                                Investors - Patrick Fossenier
                                                               (650) 378-5353




FOR IMMEDIATE RELEASE




               CON-WAY REPURCHASES 3.75 MILLION COMMON SHARES


 Transactions executed under recently expanded $400 million share repurchase plan


SAN MATEO, Calif. - May 22, 2006 - Con-way Inc. (NYSE:CNW) announced today the buyback of 3.75 million shares of common stock, representing 7.2 percent of the Company's total shares outstanding, in private transactions valued at approximately $221 million.  Con-way acquired the shares under its previously announced $400 million share repurchase program, which was authorized by the company's Board last month.



"We believe our shares represent an attractive investment opportunity," said

Douglas W. Stotlar, Con-way president and CEO. "These share repurchases are consistent with our objective of returning value directly to shareholders.

Our strong balance sheet and cash position provides us with the resources and flexibility to execute on this shareholder value plan while implementing our long-term growth strategies."



The company expects to utilize the balance of the share repurchase authorization, which is effective through June 2007, to acquire additional shares in the open market. The company also may consider other privately negotiated transactions from time to time as opportunities present themselves and are considered appropriate by management.



Share acquisitions under the repurchase program are expected to be made entirely through internally available funds.



As a result of the share repurchases, the company is advising the investment community to use 53.2 million as the average number of diluted common shares outstanding for the second quarter of 2006.



Con-way (NYSE: CNW), is a $4.2 billion freight transportation, logistics,

supply chain management and trailer manufacturing company. Further information about Con-way and its services, and additional press releases are available via the Internet at www.con-way.com